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Exhibit 21.1

Catalyst Semiconductor, Inc.
List of Subsidiaries

Name	Jurisdiction of Incorporation
Catalyst Semiconductor Romania S.R.L.	Romania
Nippon Catalyst K.K.	Japan

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  Exhibit 21.1
Catalyst Semiconductor, Inc. List of Subsidiaries